UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2009
American Locker Group Incorporated
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	0-439 (Commission File Number)	16-0338330 (IRS employer identification no.)
815 S. Main Street
Grapevine, Texas 76051
(Address of Principal Executive Offices)
Registrant’s Telephone Number, Including Area Code: (817) 329-1600
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreements.
On July 29, 2009, American Locker Group Incorporated (the “Company”) entered into a receivables purchase agreement (the “Agreement”) with Gulf Coast Bank and Trust Company (“GCBT”), pursuant to which the Company will sell certain of its accounts receivable to GCBT. GCBT will not purchase receivables from the Company if the total of all outstanding receivables held by it, at any time, exceeds $2,500,000. In addition, if a receivable is determined to be uncollectible or otherwise ineligible, GCBT may require the Company to repurchase the receivable.
The Agreement calls for the Company to pay a daily variable discount rate, which is the greater of prime plus one and one-half of one percent (1.50%) or six and one-half of one percent (6.5%) per annum, computed on the amount of outstanding receivables held by GCBT, for the period during which such receivables are outstanding. The Company will also pay a fixed discount percentage of 0.2% for each ten-day period during which receivables held by GCBT are outstanding.
Proceeds from the sales of receivables under the Agreement will be used to repay the Company’s existing $750,000 revolving line of credit with the F&M Bank & Trust Co. and for general working capital purposes.
The Company has granted to GCBT a security interest in certain assets to secure its obligations under the Agreement. The Agreement is terminable at any time by either the Company or GCBT upon the giving of notice.
Item 1.02 Termination of a Material Definitive Agreements.
The following material definitive agreements have been retired and terminated:
(a)	First Amended and Restated Loan Agreement Dated March 5, 2008 between the Company, F&M Bank and Trust Company and Altreco, Inc., as Guarantor (Line of Credit).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LOCKER GROUP INCORPORATED
Date: July 31, 2009	By:	/s/ Paul M . Zaidins
		Name:	Paul M. Zaidins
		Title:	President, Chief Operating Officer and Chief Financial Officer